Exhibit 99.1

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MSCI Inc. Reports Record Fourth Quarter and Fiscal Year 2009 Financial Results

New York – January 7, 2010 – MSCI Inc. (NYSE: MXB), a leading global provider of investment decision support tools, including indices and portfolio risk and performance analytics, today announced results for the fourth quarter and fiscal year ended November 30, 2009.

(Note: Percentage changes are referenced to the comparable period in fiscal year 2008, unless otherwise noted.)

•	Operating revenues increased 10.6% to $118.8 million in fourth quarter 2009 and increased 2.8% to $442.9 million in fiscal year 2009.
•
Adjusted EBITDA increased 22.0% to a record $59.3 million in fourth quarter 2009 for an adjusted EBITDA margin of 49.9% and increased 10.4% to $215.1 million for an adjusted EBITDA margin of 48.6% in fiscal year 2009. See Tables 8 and 12 each titled "Reconciliation of Adjusted EBITDA to Net Income."

•
Net income increased 91.3% to $24.5 million, or $0.24 per diluted share, in fourth quarter 2009 for a net income margin of 20.7% and increased 19.8% to $81.8 million in fiscal year 2009 for a net income margin of 18.5%.

Henry A. Fernandez, Chairman and CEO, said “We delivered record fourth quarter and fiscal year financial results. We are especially pleased with our ability to generate growth in both revenue and adjusted EBITDA in fiscal 2009 which was a period of unprecedented volatility and turbulence in financial markets throughout the world. In the fourth quarter, we experienced double-digit growth in both revenues and adjusted EBITDA largely reflecting strength in our asset based fees and disciplined expense management.”

“As our fiscal year came to a close, we continued to see stabilization in our subscription business. In the fourth quarter, new subscription sales continued to recover, albeit at a modest pace, and our retention rate increased sequentially. The sequential improvement in the retention rate is particularly encouraging as it was a break from the typical seasonal pattern in which the fourth quarter retention rate is down from the third quarter. Looking at 2010, we are cautiously optimistic about the unfolding recovery in our end markets and, as such, we will be making additional investments in our business in order to launch new products and position ourselves to better serve our clients. We expect this investment spending will accelerate our revenue growth over the medium and longer term,” added Mr. Fernandez.

Selected Financial Information

Table 1a

MSCI Inc.
Selected Income Statement Items (unaudited)

	Three Months Ended			Fiscal Year Ended
	November 30,			November 30,
In thousands, except per share data	2009	2008	Change	2009	2008	Change
Operating revenues	$118,790	$107,416	10.6%	$442,948	$430,961	2.8%
Operating expenses	$75,034	$77,214	(2.8%)	$291,956	$295,171	(1.1%)
Net income	$24,535	$12,825	91.3%	$81,801	$68,268	19.8%
% Margin	20.7%	11.9%		18.5%	15.8%
Diluted EPS	$0.24	$0.13	84.6%	$0.80	$0.67	19.4%
Adjusted EBITDA[1]	$59,262	$48,590	22.0%	$215,074	$194,845	10.4%
% Margin	49.9%	45.2%		48.6%	45.2%

1 See Tables 8 and 12 each titled "Reconciliation of Adjusted EBITDA to Net Income" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures.”

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Table 1b
MSCI Inc.
Selected Balance Sheet Items (unaudited)

	As of
	November 30,	November 30,
In thousands	2009	2008
Cash and cash equivalents	$176,024	$268,077
Short-term investments	$295,304	$0
Trade receivables, net of allowances	$77,180	$85,723
Deferred revenue	$152,944	$144,711
Current maturities of long-term debt	$42,088	$22,086
Long-term debt, net of current maturities	$337,622	$379,709

Summary of Results for Fiscal Fourth Quarter 2009

Operating Revenues – See Table 6

Total operating revenues for the three months ended November 30, 2009 (fourth quarter 2009) increased $11.4 million, or 10.6%, to $118.8 million compared to $107.4 million for the three months ended November 30, 2008 (fourth quarter 2008). Subscription revenues increased by 2.2% to $96.0 million while equity index asset-based fees rose 69.0% to $22.8 million. Subscription revenue growth resulted from increases in revenues related to equity index subscriptions, Multi-Asset Class Portfolio Analytics and Other Products which were up 6.3%, 12.8% and 2.1%, respectively, in fourth quarter 2009 offset, in part, by a decrease of 6.5% in Equity Portfolio Analytics. Non-recurring revenues declined $1.2 million to $2.1 million in the quarter. We saw growth in all regions, especially in the Americas and Japan. Revenue growth from asset managers and asset owners helped offset declines from hedge funds and broker dealers. Our revenues, excluding asset-based fees, would have been $1.2 million lower had foreign exchange rates remained unchanged from fourth quarter 2008.

Equity Indices:  Revenues related to Equity Indices increased $12.1 million, or 20.6%, to $71.1 million in fourth quarter 2009 compared to fourth quarter 2008. By client segment, revenues from asset managers and asset owners increased but declined in the hedge fund and broker dealer categories. Revenues from equity index subscriptions were up 6.3% to $48.4 million in fourth quarter 2009 with growth in all regions and all client types except for hedge funds and broker dealers. The increase reflects continued growth in our emerging market, developed market, small cap and sector index module subscriptions as well as in research and reporting license fees, which more than offset a decline in our style index module subscriptions and non-recurring fees for historical index data.

Revenues attributable to equity index asset based fees increased 69.0% to $22.8 million in fourth quarter 2009 compared to fourth quarter 2008, reflecting increases of 75.3% to $18.5 million for ETF asset based fees, 55.1% to $3.2 million for institutional and retail indexed funds asset based fees, and 24.1% to $1.1 million for other asset and transaction based fees. The average value of assets in ETFs linked to MSCI equity indices increased 60.7% to $216.8 billion for fourth quarter 2009 compared to $134.9 billion for fourth quarter 2008. As of November 30, 2009, the value of assets in ETFs linked to MSCI equity indices was $234.2 billion, representing an increase of $115.2 billion, or 96.8%, from $119.0 billion as of November 30, 2008. We estimate that the $115.2 billion year-over-year increase in assets in ETFs linked to MSCI equity indices was attributable to $66.7 billion of net asset appreciation and $48.5 billion of net asset inflows.

Compared to third quarter 2009, equity index asset based fee revenues increased 13.0%, led by growth in ETF asset based fees. The average value of assets in ETFs linked to MSCI equity indices increased 20.2% to $216.8 billion from $180.3 billion in third quarter 2009. The value of assets in ETFs linked to MSCI equity indices at the end of fourth quarter 2009 rose 17.6%, or $35.0 billion, from the end of the third quarter 2009. We estimate that the $35.0 billion increase from third quarter 2009 was attributable to asset appreciation of $18.0 billion and asset inflows of $17.0 billion. The $17.0 billion of asset inflows was comprised of $16.0 billion of asset inflows into established ETFs supplemented by $1.1 billion of asset inflows into ETFs launched over the last 12 months.

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The four MSCI indices with the largest amount of ETF assets linked to them as of November 30, 2009 were the MSCI Emerging Markets, EAFE (an index of stocks in developed markets outside the United States and Canada),US Broad Market Indices and Brazil indices. The assets linked to these indices were $63.3 billion, $39.6 billion, $12.9 billion and $12.9 billion, respectively.

Equity Portfolio Analytics:  Revenues related to Equity Portfolio Analytics products decreased $2.1 million, or 6.5%, to $30.4 million in fourth quarter 2009 compared to the same period in 2008. The decline in revenues was a result of lower levels of new subscriptions (most notably for Aegis, our proprietary equity risk data and software product). Revenues declined 7.8% to $20.1 million for Aegis and 6.1% to $9.0 million for Models Direct (our proprietary risk data product accessed directly). These declines were partially offset by an increase of 18.1% to $1.3 million for Barra on Vendors (our proprietary risk data product accessed through third party vendors). Revenues declined across all client categories with the exception of asset owners. On a regional basis, revenues rose in Japan but declined across all other regions.

Multi-Asset Class Portfolio Analytics:  Revenues related to Multi-Asset Class Portfolio Analytics increased $1.2 million, or 12.7%, to $10.6 million in fourth quarter 2009 compared to the same period in 2008. Sales of the BarraOne product remained the biggest driver of growth in this product category. BarraOne revenues rose by 25.6% to $8.9 million offset, in part, by a 26.7% decline to $1.7 million in revenues from TotalRisk. TotalRisk is in the process of being decommissioned, with its existing users being offered the opportunity to transition to BarraOne. Revenues rose in all client categories except for hedge funds and across all regions.

Other Products: Revenues from Other Products increased $0.1 million, or 2.1%, to $6.7 million in fourth quarter 2009 compared to fourth quarter 2008. The growth reflects an increase of 10.9% to $4.9 million for our energy and commodity analytics products, offset, in part, by a decrease of 5.2% to $1.5 million in revenues for fixed income analytics. The growth in our energy and commodity analytics products reflects continued strong demand for asset optimization models and pricing for natural gas storage, power generation and structured products. Revenue for investable hedge fund indices in fourth quarter 2009 were $0.2 million compared to $0.4 million in fourth quarter 2008. The decline largely reflects the termination of the last remaining MSCI investable hedge fund indices license.

Operating Expenses – See Tables 7a – 7c

Operating expenses decreased $2.2 million, or 2.8%, to $75.0 million in fourth quarter 2009 compared to fourth quarter 2008. Reductions in non-compensation expenses more than offset increased compensation costs. Our operating expenses would have been lower by $1.0 million had foreign exchange rates remained unchanged from fourth quarter 2008.

Compensation expense increased $3.0 million, or 7.1%, to $45.5 million in fourth quarter 2009 (including lower founders grant expense of $2.4 million). Excluding founders grant expenses, compensation expense increased 16.0% to $39.4 million. The increase excluding founders grant expense largely reflects an increase in headcount of 112, or 14.6%, to 878 full-time employees. Other factors resulting in the increase include $2.1 million in higher payroll taxes associated with the vesting of the first tranche of founders grant awards and higher bonus expense. Offsetting these increases was a non-recurring favorable adjustment of approximately $3 million resulting from a change in our compensation structure. The change in the compensation structure resulted in a higher portion of senior management’s bonuses being paid in equity rather than cash. Because a majority of the equity awards are amortized over three years for accounting purposes, the change lowered compensation expense for 2009.

Non-compensation expenses excluding depreciation and amortization of intangibles decreased $4.7 million to $20.2 million, a 19.0% decrease. The decline largely reflects the elimination of expense allocations from Morgan Stanley, lower professional services costs, information technology and travel and entertainment expenses. These declines were partially offset by increases in market data and marketing expenses.

Depreciation and amortization expense increased $0.4 million to $3.1 million reflecting greater depreciation and amortization of the property, equipment and leasehold improvements purchased, in large part, to operate independently from Morgan Stanley.

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Cost of services expenses decreased $2.9 million, or 8.2%, to $32.2 million in fourth quarter 2009. Compensation expenses decreased 4.5% to $22.9 million largely as the result of a $1.0 million reduction in founders grant expense. Non-compensation expenses decreased 16.2% to $9.3 million largely reflecting the elimination of the expense allocation from Morgan Stanley, lower information technology spending and lower travel and entertainment costs, partially offset by an increase in market data expenses.

Selling, general and administrative expenses increased $1.2 million, or 3.7%, to $33.5 million in fourth quarter 2009. Compensation expenses increased 22.2% to $22.6 million reflecting higher headcount and higher bonuses offset, in part, by lower founders grant expense of $1.3 million. Non-compensation expenses decreased 21.2% to $10.9 million primarily reflecting lower professional services costs, the elimination of the expense allocation from Morgan Stanley, lower information technology spending  and lower travel and entertainment expenses. Selling expenses decreased 1.1% to $13.9 million in fourth quarter 2009 and general and administrative expenses increased 7.4% to $19.6 million.

Founders grant expenses decreased to $6.3 million in fourth quarter 2009 from $8.6 million in fourth quarter 2008, reflecting the vesting of a portion of these awards at the two-year anniversary of the company’s initial public offering on November 14, 2009 as well as a change in forfeiture assumptions. Expenses related to the founders grant awards reflect the amortization of share based compensation expenses associated with restricted stock units and options awarded to employees as a one-time grant in connection with our IPO completed in November 2007. Of the $6.3 million of founders grant expenses in fourth quarter 2009, $2.1 million was recorded in cost of services and $4.2 million was recorded in selling, general and administrative expenses.

Other Expense (Income), Net
Other expense (income), net was an expense of $4.1 million in fourth quarter 2009 compared to an expense of $9.8 million in fourth quarter 2008. The $5.7 million decrease primarily reflects a reduction of $1.3 million in interest expense due to a lower average of outstanding debt and the impact of lower interest rates on the unhedged portion of our debt as well as a reduction of $1.4 million in foreign exchange losses. In the fourth quarter of 2008, we incurred a charge of $3.0 million related to the write off of our 17% stake in Alacra.

Provision for Income Taxes
The provision for income taxes increased 100.2% to $15.1 million in fourth quarter 2009. The effective tax rate for fourth quarter 2009 was 38.1% compared to 37.1% in fourth quarter 2008. The $7.6 million increase in the income tax expense was primarily the result of higher pre-tax earnings during the current year.

Net Income
Net income increased 91.3% to $24.5 million in fourth quarter 2009 from fourth quarter 2008 and the net income margin increased to 20.7% from 11.9%. The increase in net income primarily reflects higher operating revenue and lower operating expenses.

Adjusted EBITDA
Adjusted EBITDA increased 22.0% to $59.3 million for fourth quarter 2009 from $48.6 million for fourth quarter 2008. See Table 8 titled “Reconciliation of Adjusted EBITDA to Net Income” and “Notes Regarding the Use of Non-GAAP Financial Measures” below. The adjusted EBITDA margin increased to 49.9% in fourth quarter 2009 from 45.2% in fourth quarter 2008.

Retention Rate
Our Aggregate Retention Rate (as defined in Table 3) increased to 81.6% for fourth quarter 2009 from 80.6% for fourth quarter 2008. An increase in the retention rate of Equity Portfolio Analytics products offset a decline in Equity Indices and Multi-Asset Class Portfolio Analytics. The decline in the aggregate retention rate for Multi-Asset Class Portfolio Analytics to 60.0% from 85.1% largely reflects cancellations of TotalRisk, a product we are decommissioning. The retention rate for BarraOne increased to 78.9% from 76.9%. Our Core Retention Rate (as defined in Table 3) was 82.8% for fourth quarter 2009 compared to 85.3% for fourth quarter 2008. Please see Table 3 for Retention Rates by product category.

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Client Count
At November 30, 2009, we had a total of 3,123 clients, excluding clients that pay only asset based fees. Our client count increased by 32 from November 30, 2008 and by 26 from 3,097 at August 31, 2009.

Summary of Results for Fiscal 2009

Operating Revenues – See Table 10

Total operating revenues for the fiscal year ended November 30, 2009 (fiscal year 2009) increased $12.0 million, or 2.8%, to a record $442.9 million compared to the fiscal year ended November 30, 2008 (fiscal year 2008). Revenue gains in our Equity Indices and Multi-Asset Class Portfolio Analytics products, which grew by 8.4% and 8.0%, respectively, more than offset declines in the Equity Portfolio Analytics and Other Product areas, which declined by 6.9% and 7.5%, respectively. Our revenues would have been higher by $1.4 million had foreign exchange rates remained unchanged from 2008. Full year operating revenues rose in every region, with the exception of EMEA. The company recorded revenue growth across all client types, with the exception of hedge funds.

Revenues from our subscription products grew $10.4 million, or 2.9%, in aggregate for fiscal year 2009 to $371.6 million. Revenue growth was recorded across all regions, with the exception of EMEA and across all client segments, with the exception of hedge funds. Subscription revenue growth was led by equity index subscriptions, which increased 10.9% to $188.3 million for fiscal year 2009 compared to fiscal year 2008 and by Multi-Asset Class Portfolio Analytics which increased 8.0% to $37.6 million as BarraOne Revenues grew by 19.0%. Partially offsetting these gains were declines in Equity Portfolio Analytics and in Other Products revenues. Non-recurring subscription revenues fell by $3.2 million to $8.8 million. Revenues attributable to equity index asset based fees increased $1.6 million, or 2.3%, to $71.3 million. Growth in the total number of listed ETFs from 167 to 268 helped us more than offset a modest decline in average assets under management in ETFs linked to MSCI indices, which fell by 3.3% to $164.5 billion from $170.2 billion.

Revenues from Equity Portfolio Analytics decreased 6.9% to $123.3 million for fiscal year 2009 reflecting lower levels of new subscriptions and lower retention rates. Other Products revenues decreased 7.5% to $22.5 million for fiscal year 2009 compared to fiscal year 2008. The decline reflects a decrease of 70.6% in asset based fees from investment products linked to MSCI investable hedge fund indices products and a decrease of 9.7% for fixed income analytics offset, in part, by a 6.3% increase for our energy and commodity analytics products.

Our Aggregate Retention Rate was 85.2% for fiscal year 2009 compared to 89.9% for fiscal year 2008. Our Core Retention Rate was 86.4% for fiscal year 2009 compared to 92.1% for fiscal year 2008.

Operating Expenses – See Tables 11a - 11c

Operating expenses for fiscal year 2009 decreased $3.2 million, or 1.1%, to $292.0 million compared to fiscal year 2008. Reductions in non-compensation expenses more than offset increased compensation costs. Our operating expense would have been higher by $9.4 million had foreign exchange rates remained unchanged from 2008.

Compensation expense increased $10.4 million, or 6.1%, to $180.5 million for fiscal year 2009. Excluding founders grant expenses, compensation expense increased 6.5% to $153.9 million. The increase in compensation expense includes costs related to new hires, an increase of $5.1 million of stock based compensation costs, an increase of $1.3 million in severance costs, and $2.1 million in payroll taxes associated with the vesting of the first tranche of founders grant awards. These increases were offset, in part, by increased migration of positions to emerging market centers and favorable foreign exchange rates resulting from the strengthening of the U.S. dollar. In addition, a change in compensation structure resulted in a reduction in 2009 compensation expense of approximately $3 million.

Non-compensation expenses excluding depreciation and amortization of intangibles decreased $17.7 million, or 19.3%, to $74.0 million. The decline largely reflects the elimination of the expense allocation from Morgan Stanley,

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lower professional services costs, and lower travel and entertainment expenses, offset in part by increases in market data costs.

Cost of services decreased $4.7 million, or 3.8%, to $118.7 million in fiscal year 2009. The decline largely reflects the elimination of the expense allocation from Morgan Stanley, lower professional services costs, lower information technology expenses, and lower travel and entertainment expenses, offset, in part, by increases in compensation expense and market data costs.

Selling, general and administrative expenses decreased $2.5 million, or 1.8%, to $135.8 million in fiscal year 2009. The decline largely reflects the elimination of the expense allocation from Morgan Stanley, lower professional services costs, and lower travel and entertainment expenses, offset in part by increases in compensation expense and higher insurance and license fees.

Other Expense (Income), Net
Other expense (income), net was an expense of $19.3 million for fiscal year 2009 compared to an expense of $26.1 million for fiscal year 2008. The $6.9 million decrease primarily reflects a reduction of $7.2 million in interest expense due to lower average outstanding debt and the impact of lower interest rates on the unhedged portion of our debt and a reduction of $3.9 million in charges related to changes in foreign exchange rates during the fiscal year, offset in part by a $7.1 million reduction in interest income. In addition, the company incurred a charge of $3.0 million related to the write off of our 17% stake in Alacra in 2008.

Provision for Income Taxes
The provision for income taxes increased 20.7% to $49.9 million for fiscal year 2009 compared to fiscal year 2008. The effective tax rate for fiscal year 2009 was 37.9% compared to 37.7% for fiscal year 2008. The $8.5 million increase in the income tax expense was primarily the result of higher pre-tax earnings during the current year.

Net Income
Net income increased 19.8% to $81.8 million for fiscal year 2009 from fiscal year 2008 and the net income margin was 18.5%. The increase in net income primarily reflects higher revenues and lower operating expenses.

Adjusted EBITDA
Adjusted EBITDA increased 10.4% to $215.1 million for fiscal year 2009 from $194.8 million for the comparable period in 2008. See Table 12 titled “Reconciliation of Adjusted EBITDA to Net Income.” The adjusted EBITDA margin increased to 48.6% for fiscal year 2009 from 45.2% for fiscal year 2008.

Employees
As of November 30, 2009, the company employed 878 full-time employees, an increase of 14.6%, or 112 from November 30, 2008.  In fourth quarter 2009, we continued to increase our staff in emerging market centers. As of November 30, 2009, 43% of our employees were located in emerging market centers compared to 28% as of November 30, 2008.

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Table 2a

Key Operating Metrics

	As of or For the Quarter Ended			Change from
	November		August	November	August
U.S. dollars in thousands	2009	2008	2009	2008	2009
Run Rates [1]
Equity indices
Equity index subscriptions	$185,787	$170,992	$182,166	8.7%	2.0%
Equity index asset based fees [2]	95,301	51,596	81,349	84.7%	17.2%
Equity Indices total	281,088	222,588	263,515	26.3%	6.7%
Equity portfolio analytics	118,487	129,168	120,973	(8.3%)	(2.1%)
Multi-asset class analytics	40,401	35,105	38,734	15.1%	4.3%
Other Products
Energy and commodity analytics	15,365	13,506	14,706	13.8%	4.5%
Other [3]	5,232	7,573	5,609	(30.9%)	(6.7%)
Other Products total	20,597	21,079	20,315	(2.3%)	1.4%
Total Run Rate	$460,573	$407,941	$443,537	12.9%	3.8%
Subscription total	365,272	354,965	362,188	2.9%	0.9%
Asset based fees total	95,301	52,976	81,349	79.9%	17.2%
Total Run Rate	$460,573	$407,941	$443,537	12.9%	3.8%

Subscription Run Rate by region
% Americas	43.2%	44.6%	43.4%
% non-Americas	56.8%	55.4%	56.6%

Subscription Run Rate by client type
% Asset Managers	61.2%	61.6%	61.6%
% Broker Dealers	11.5%	12.1%	11.7%
% Hedge Funds	5.5%	6.1%	5.7%
% Asset Owners	6.3%	6.0%	6.3%
% Others	15.5%	14.3%	14.7%

New Recurring Subscription Sales	$16,123	$18,354	$15,524	(12.2%)	3.9%
Subscription Cancellations	$(16,312)	$(15,227)	$(17,175)	7.1%	(5.0%)
Net New Recurring Subscription Sales	$(188)	$3,128	$(1,651)	(106.0%)	(88.6%)
Non-Recurring Sales	$1,244	$1,845	$1,144	(32.6%)	8.7%

Client count [4]	3,123	3,091	3,097	1.0%	0.8%
Full-time employees	878	766	850	14.6%	3.3%

% Full-time employees by location
Developed Market Centers	57%	72%	61%
Emerging Market Centers	43%	28%	39%

1 The run rate at a particular point in time represents the forward-looking fees for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts assuming all contracts that come up for renewal are renewed and assuming then-current exchange rates. For any license whose fees are linked to an investment product’s assets or trading volume, the run rate calculation reflects an annualization of the most recent periodic fee earned under such license. The run rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the run rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal at the time we determine that such notice evidences the client's final decision to terminate or not renew the applicable subscription or agreement, even though the notice is not effective until a later date.
2 Includes asset based fees for ETFs, institutional and retail indexed funds, transaction volume-based fees for futures and options traded on certain MSCI indices and other structured products.
3 Includes run rate related to subscriptions to fixed income analytics and to investable hedge fund index asset based fees.
4 The client count excludes clients that pay only asset based fees. Our client count includes affiliates, cities and certain business units within a single organization as distinct clients when they separately subscribe to our products.

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Table 2b
Recurring Subscription Sales[1] & Subscription Cancellations

	2009
	For the Quarter Ended
	February	May	August	November	FY2009
New Recurring Subscription Sales	$10,770	14,286	15,524	16,123	56,704
Subscription Cancellations	(8,187)	(10,913)	(17,175)	(16,312)	(52,587)
Net New Recurring Subscription Sales	$2,583	3,374	(1,651)	(188)	4,117

	2008
	For the Quarter Ended
	February	May	August	November	FY2008
New Recurring Subscription Sales	$20,945	18,961	18,658	18,354	76,918
Subscription Cancellations	(2,695)	(7,336)	(6,543)	(15,227)	(31,802)
Net New Recurring Subscription Sales	$18,250	11,624	12,114	3,128	45,116

	2007
	For the Quarter Ended
	February	May	August	November	FY2007
New Recurring Subscription Sales	$16,676	15,575	20,708	15,523	68,482
Subscription Cancellations	(5,259)	(4,433)	(5,019)	(6,686)	(21,396)
Net New Recurring Subscription Sales	$11,417	11,143	15,689	8,838	47,086

[1] This does not include non-recurring sales.

Table 3
Retention Rates

	For the Quarter Ended
	November		August
	2009	2008	2009
Aggregate Retention Rate [1]
Equity indices	88.6%	89.3%	91.4%
Equity portfolio analytics	78.9%	69.6%	67.6%
Multi-asset class analytics	60.0%	85.1%	73.9%
Other products	77.7%	80.8%	84.2%
Total aggregate retention	81.6%	80.6%	80.6%

Core Retention Rate [2]
Equity indices	89.2%	89.5%	92.2%
Equity portfolio analytics	79.2%	80.5%	68.9%
Multi-asset class analytics	65.6%	86.8%	77.5%
Other products	81.7%	83.6%	86.1%
Total core retention	82.8%	85.3%	81.9%

[1] The quarterly Aggregate Retention Rates are calculated by annualizing the cancellations for which we have received a notice of termination or non-renewal during the quarter and we have determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the quarter.  The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.  Aggregate Retention Rates are generally higher during the first three fiscal quarters and lower in the fourth fiscal quarter. For the calculation of the Core Retention Rate the same methodology is used except the amount of cancellations in the quarter is reduced by the amount of product swaps.

[2] Our Core Retention Rate is calculated similarly to our Aggregate Retention Rate except that the Core Retention Rate does not treat switches between our products as a cancellation.

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Table 4

ETF Assets linked to MSCI Indices
(Quarterly Average)

	2008				2009
In Billions	February	May	August	November	February	May	August	November
AUM in ETFs linked to MSCI Indices	$183.2	$184.4	$178.3	$134.9	$126.4	$134.7	$180.3	$216.8

ETF Assets linked to MSCI Indices
(Quarter-End)

	2008				2009
In Billions	February	May	August	November	February	May	August	November
AUM in ETFs linked to MSCI Indices	$179.2	$199.6	$166.3	$119.0	$107.8	$175.9	$199.2	$234.2

Sequential Change ($ Growth in Billions)
Appreciation/Depreciation	$(15.2)	$9.9	$(31.2)	$(63.2)	$(13.6)	$42.2	$20.1	$18.0
Cash Inflow/ Outflow	2.7	10.5	(2.1)	15.9	2.4	25.9	3.2	17.0
Total Change	$(12.5)	$20.4	$(33.3)	$(47.3)	$(11.2)	$68.1	$23.3	$35.0

Source: Bloomberg and MSCI

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review fourth quarter and fiscal year 2009 results on Thursday, January 7, 2010 at 11:00 am Eastern time. To hear the live event, visit the investor relations section of MSCI's website, http://ir.msci.com, or dial 1-888-267-6301 within the United States. International callers dial 1-719-457-2604.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through January 14, 2010. To listen to the recording, visit the investor relations section at http://ir.msci.com, or dial 1-888-203-1112 (passcode: 9742808) within the United States. International callers dial 1-719-457-0820 (passcode: 9742808).

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About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide. MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The company’s flagship products are the MSCI International Equity Indices, which include over 120,000 indices calculated daily across more than 70 countries, and the Barra risk models and portfolio analytics, which cover 59 equity and 48 fixed income markets. MSCI Inc. is headquartered in New York, with research and commercial offices around the world. MXB#IR

For further information on MSCI Inc. or our products please visit www.mscibarra.com.

MSCI Inc. Contact:

Lisa Monaco, MSCI, New York	+ 1.866.447.7874

Edings Thibault, MSCI, New York	+ 1.866.447.7874

For media inquiries please contact:

Sally Todd | Clare Milton, Penrose Financial, London	+ 44.20.7786.4888

Pen Pendleton | Patrick Clifford, Abernathy MacGregor, New York	+ 1.212.371.5999

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Annual Report on form 10-K for the fiscal year ended November 30, 2008 and filed with the Securities and Exchange Commission on January 29, 2009 and in quarterly reports on form 10-Q and current reports on form 8-K. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

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Table 5

MSCI Inc.
Consolidated Statements of Income (unaudited)

	Three Months Ended
	November 30,		August 31,
In thousands, except per share data	2009	2008	2009
Operating revenues	$118,790	$107,416	$108,868

Operating expenses
Cost of services	32,214	35,094	28,247
Selling, general and administrative	33,487	32,299	33,525
Amortization of intangible assets	6,268	7,125	6,429
Depreciation and amortization of property, equipment, and leasehold improvements	3,065	2,696	2,869
Total operating expenses	75,034	77,214	71,070

Operating income	43,756	30,202	37,798

Interest income	(339)	(419)	(373)
Interest expense	4,513	5,810	4,628
Other expense (income)	(71)	4,435	(168)
Other expense (income), net	4,103	9,826	4,087

Income before provision for income taxes	39,653	20,376	33,711

Provision for income taxes	15,118	7,551	12,787

Net income	$24,535	$12,825	$20,924

Earnings per basic common share	$0.24	$0.13	$0.21
Earnings per diluted common share	$0.24	$0.13	$0.20

Weighted average shares outstanding used in computing earnings per share
Basic	101,383	100,060	100,402
Diluted	103,792	101,067	102,717

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Table 6
Operating Revenues by Product Category

	Three Months Ended			Change from
	November 30,		August 31,	November 30,	August 31,
In thousands	2009	2008	2009	2008	2009
Equity indices
Equity index subscriptions	$48,385	$45,538	$47,393	6.3%	2.1%
Equity index asset based fees	22,761	13,472	20,137	69.0%	13.0%
Equity indices total	71,146	59,010	67,530	20.6%	5.4%
Equity portfolio analytics	30,399	32,495	29,157	(6.5%)	4.3%
Multi-asset class portfolio analytics	10,581	9,384	7,816	12.8%	35.4%
Other products	6,664	6,527	4,366	2.1%	52.6%
Total operating revenues	$118,790	$107,416	$108,869	10.6%	9.1%
Subscriptions	96,029	93,944	88,732	2.2%	8.2%
Equity index asset based fees	22,761	13,472	20,137	69.0%	13.0%
Total operating revenues	$118,790	$107,416	$108,869	10.6%	9.1%

Table 7a
Operating Expenses by Category with Founders Grant  Shown Separately
(Compensation vs. Non-compensation)

	Three Months Ended			Change from
	November 30,		August 31,	November 30,	August 31,
In thousands	2009	2008	2009	2008	2009
Compensation	$39,354	$33,935	$36,985	16.0%	6.4%
Non-compensation excluding depreciation	20,174	24,891	17,928	(19.0%)	12.5%
Total	59,528	58,826	54,913	1.2%	8.4%
Amortization of intangible assets	6,268	7,125	6,429	(12.0%)	(2.5%)
Depreciation and amortization of	3,065	2,696	2,869	13.7%	6.8%
property, equipment, and leasehold improvement
Operating expenses excluding founders grant	68,861	68,647	64,212	0.3%	7.2%
Founders grant[1]	6,173	8,567	6,859	(27.9%)	(10.0%)
Operating expenses including founders grant	$75,034	$77,214	$71,070	(2.8%)	5.6%

1 Excludes $0.1 million of cash-settled founders grant expense in fourth quarter 2009, which has been included in compensation.

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Table 7b

Operating Expenses by Category with Founders Grant  Shown Separately
(Cost of Services vs. Selling, General and Administrative)

	Three Months Ended			Change from
	November 30,		August 31,	November 30,	August 31,
In thousands	2009	2008	2009	2008	2009
Cost of services
Compensation	$20,805	$20,877	$18,727	(0.3%)	11.1%
Non-compensation excluding depreciation	9,311	11,110	7,205	(16.2%)	29.2%
Total	30,116	31,987	25,932	(5.8%)	16.1%
Selling, general and administrative
Compensation	18,549	13,058	18,257	42.1%	1.6%
Non-compensation excluding depreciation	10,863	13,781	10,723	(21.2%)	1.3%
Total	29,412	26,839	28,981	9.6%	1.5%
Amortization of intangible assets	6,268	7,125	6,429	(12.0%)	(2.5%)
Depreciation and amortization of property, equipment, and leasehold improvement	3,065	2,696	2,869	13.7%	6.8%
Operating expenses excluding founders grant	68,861	68,647	64,212	0.3%	7.2%
Founders grant[1]	6,173	8,567	6,859	(27.9%)	(10.0%)
Operating expenses including founders grant	$75,034	$77,214	$71,070	(2.8%)	5.6%

1 Excludes $0.1 million of cash-settled founders grant expense in fourth quarter 2009, which has been included in compensation.

Table 7c
Operating Expenses by Category
(Cost of Services vs. Selling, General and Administrative)

	Three Months Ended			Change from
	November 30,		August 31,	November 30,	August 31,
In thousands	2009	2008	2009	2008	2009
Cost of services
Compensation	$20,805	$20,876	$18,727	(0.3%)	11.1%
Founders grant[1]	2,098	3,108	2,315	(32.5%)	(9.4%)
Total	22,903	23,984	21,042	(4.5%)	8.8%
Non-compensation excluding depreciation	9,311	11,110	7,205	(16.2%)	29.2%
Total	32,214	35,094	28,247	(8.2%)	14.0%
Selling, general and administrative
Compensation	18,549	13,058	18,257	42.1%	1.6%
Founders grant[1]	4,075	5,460	4,544	(25.4%)	(10.3%)
Total	22,624	18,518	22,801	22.2%	(0.8%)
Non-compensation excluding depreciation	10,863	13,781	10,723	(21.2%)	1.3%
Total	33,487	32,299	33,525	3.7%	(0.1%)
Amortization of intangible assets	6,268	7,125	6,429	(12.0%)	(2.5%)
Depreciation and amortization of property, equipment, and leasehold improvement	3,065	2,696	2,869	13.7%	6.8%
Operating expenses including founders grant	$75,034	$77,214	$71,070	(2.8%)	5.6%

1 Excludes cash-settled founders grant expense in fourth quarter 2009, which has been included in compensation.

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Table 8
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	November 30,		August 31,
In thousands	2009	2008	2009
Adjusted EBITDA[1]	$59,262	$48,590	$53,955
Less: Founders grant expense[2]	6,173	8,567	6,859
Less: Depreciation and amortization	3,065	2,696	2,869
Less: Amortization of intangible assets	6,268	7,125	6,429
Less: Other expense (income), net	4,103	9,826	4,087
Less: Provision for income taxes	15,118	7,551	12,787
Net income	$24,535	$12,825	$20,924
[1] All stock based compensation other than the stock-settled founders grant expense is considered an expense for purposes of calculating adjusted EBITDA
[2] Excludes $0.1 million of cash-settled founders grant expense in fourth quarter 2009.

Table 9
MSCI Inc.
Consolidated Statements of Income (unaudited)

	Fiscal Year Ended
	November 30,
In thousands, except per share data	2009	2008
Operating revenues	$442,948	$430,961

Operating expenses
Cost of services	118,665	123,390
Selling, general and administrative	135,780	138,311
Amortization of intangible assets	25,554	28,500
Depreciation and amortization of property, equipment, and leasehold improvements	11,957	4,970
Total operating expenses	291,956	295,171

Operating income	150,992	135,790

Interest income	(1,053)	(8,142)
Interest expense	19,683	26,932
Other expense (income)	641	7,357
Other expense (income), net	19,271	26,147

Income before provision for income taxes	131,721	109,643

Provision for income taxes	49,920	41,375

Net income	$81,801	$68,268

Earnings per basic common share	$0.81	$0.68
Earnings per diluted common share	$0.80	$0.67

Weighted average shares outstanding used in computing earnings per share
Basic	100,607	100,037
Diluted	102,475	101,194

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Table 10
Operating Revenues by Product Category

	Full Year Ended
	November 30,
In thousands	2009	2008	Change
Equity indices
Equity index subscriptions	$188,327	$169,817	10.9%
Equity index asset based fees	71,300	69,679	2.3%
Equity indices total	259,627	239,496	8.4%
Equity portfolio analytics	123,278	132,398	(6.9%)
Multi-asset class portfolio analytics	37,591	34,797	8.0%
Other products	22,452	24,270	(7.5%)
Total operating revenues	$442,948	$430,961	2.8%
Subscriptions	371,648	361,282	2.9%
Equity index asset based fees	71,300	69,679	2.3%
Total operating revenues	$442,948	$430,961	2.8%

Table 11a
Operating Expenses by Category with Founders Grant  Shown Separately
(Compensation vs. Non-compensation)

	Fiscal Year Ended
	November 30,
In thousands	2009	2008	Change
Compensation	$153,899	$144,451	6.5%
Non-compensation	73,975	91,665	(19.3%)
Total	227,874	236,116	(3.5%)
Amortization of intangible assets	25,554	28,500	(10.3%)
Depreciation and amortization of property, equipment, and leasehold improvement	11,957	4,970	140.6%
Operating expenses excluding founders grant	265,385	269,586	(1.6%)
Founders grant[1]	26,571	25,585	3.9%
Operating expenses including founders grant	$291,956	$295,171	(1.1%)
[1] Excludes $0.1 million of cash-settled founders grant expense in fourth quarter 2009, which has been included in compensation.

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Table 11b
Operating Expenses by Category with Founders Grant  Shown Separately
(Cost of Services vs. Selling, General and Administrative)

	Fiscal Year Ended
	November 30,
In thousands	2009	2008	Change
Cost of services
Compensation	$78,322	$75,622	3.6%
Non-compensation	30,993	39,910	(22.3%)
Total	109,315	115,532	(5.4%)
Selling, general and administrative
Compensation	75,577	68,829	9.8%
Non-compensation	42,982	51,755	(17.0%)
Total	118,559	120,584	(1.7%)
Amortization of intangible assets	25,554	28,500	(10.3%)
Depreciation and amortization of property, equipment, and leasehold improvement	11,957	4,970	140.6%
Operating expenses excluding founders grant	265,385	269,586	(1.6%)
Founders grant[1]	26,571	25,585	3.9%
Operating expenses including founders grant	$291,956	$295,171	(1.1%)
[1] Excludes $0.1 million of cash-settled founders grant expense in fourth quarter 2009, which has been included in compensation.

Table 11c
Operating Expenses by Category
(Cost of Services vs. Selling, General and Administrative)

	Fiscal Year Ended
	November 30,
In thousands	2009	2008	Change
Cost of services
Compensation	$78,322	$75,622	3.6%
Founders grant[1]	9,350	7,858	19.0%
Total	87,672	83,480	5.0%
Non-compensation	30,993	39,910	(22.3%)
Total	118,665	123,390	(3.8%)
Selling, general and administrative
Compensation	75,577	68,829	9.8%
Founders grant[1]	17,221	17,727	(2.9%)
Total	92,798	86,556	7.2%
Non-compensation	42,982	51,755	(17.0%)
Total	135,780	138,311	(1.8%)
Amortization of intangible assets	25,554	28,500	(10.3%)
Depreciation and amortization of property, equipment, and leasehold improvement	11,957	4,970	140.6%
Operating expenses including founders grant	$291,956	$295,171	(1.1%)
[1] Excludes cash-settled founders grant expense in fourth quarter 2009, which has been included in compensation.

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Table 12
Reconciliation of Adjusted EBITDA to Net Income

	Fiscal Year Ended
	November 30,
In thousands	2009	2008
Adjusted EBITDA[1]	$215,074	$194,845
Less: Founders grant expense[2]	26,571	25,585
Less: Depreciation and amortization	11,957	4,970
Less: Amortization of intangible assets	25,554	28,500
Less: Other expense (income), net	19,271	26,147
Less: Provision for income taxes	49,920	41,375
Net income	$81,801	$68,268
[1] All stock based compensation other than the stock-settled founders grant expense is considered an expense for purposes of calculating adjusted EBITDA
[2] Excludes $0.1 million of cash-settled founders grant expense in fourth quarter 2009.

Notes Regarding the Use of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is defined as income before interest income, interest expense, other income, provision for income taxes, depreciation, amortization and founders grant expense. Adjusted EBITDA is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the U.S. Rather, we believe adjusted EBITDA is one additional measure that investors use to evaluate companies, like our company, that have substantial amortization of intangible assets and other unusual one-time non-cash charges included in their statement of income. This is particularly relevant to a company in our industry because we do not believe other companies in our industry have as significant a proportion of their operating expenses represented by amortization of intangible assets and one-time founders grant as we do. As stated above, adjusted EBITDA excludes expense for the one-time $68.0 million founders grant which is being amortized through 2011. Management believes that it is useful to exclude the founders grant expense in order to focus on what is deemed to be a more reliable indicator of ongoing operating performance. Amortization expense for the one-time $68.0 million founders grant, representing restricted stock units and options awarded to employees effective with the IPO, is expected to be amortized through 2011.

Additionally, our management uses adjusted EBITDA to compare MSCI to other companies in the same industry when evaluating relative performance and industry development. Adjusted EBITDA as presented herein, however, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a non-GAAP measure that should not be considered as an alternative to net income, as an indication of financial performance or as an alternative to cash flow from operations as a measure of liquidity.

Operating Expenses excluding Founders Grant

Operating expenses excluding founders grant (described above), cost of services expenses excluding founders grant, and selling, general, and administrative expenses excluding founders grant are deemed to be a more reliable indicator of ongoing expense trends. Management believes that it is useful to exclude founders grant expenses from operating expenses because the founders grant was a one-time event, although the amortization expense of the award will be recognized over four years.

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